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                                                                   Exhibit 99.15

                                PTR HOLDINGS INC.

                                VOTING AGREEMENT

            THIS VOTING AGREEMENT (the "Agreement") is made and entered into as of May 6, 2002 by and between PTR Holdings Inc., a British Virgin Islands company ("Holdings"), and [See Schedule 1 hereto for names of shareholders] ("Shareholder").

                                       I.

                                    RECITALS:

            A. WHEREAS, Holdings is the owner of ordinary shares (the "Shares") of UTi Worldwide Inc. (the "Company") and Shareholder does not currently have the right or power to vote or dispose of any of the Shares held by Holdings;

            B. WHEREAS, Holdings is a party to that certain Voting Agreement (the "UT Holdings Voting Agreement") dated as of May 6, 2002 between Holdings and Union-Transport Holdings Inc., a British Virgin Islands company ("UT Holdings"), pursuant to which Holdings has the right to vote that number of ordinary shares of the Company owned by UT Holdings equal to Holdings' interest in UT Holdings (the "UT Holdings Shares"); and

            C. WHEREAS, the parties hereto desire to provide Shareholder with the ability to vote that number of Shares and that number of UT Holdings Shares equal to Shareholder's interest in Holdings, as provided for in this Agreement

            NOW, THEREFORE, Holdings and Shareholder agree as follows:

                                      II.

                                VOTING AGREEMENT:

            2.1 Voting of Shares. With respect to any vote of the Shares by oral vote, written ballot, execution of written consent or otherwise, Holdings hereby agrees to vote that portion of the Shares which is equal to Shareholder's percentage interest in Holdings in accordance with the instructions delivered to Holdings from Shareholder. Holdings shall remain the registered owner of the Shares.

            2.2 Voting of UT Holdings Shares. With respect to any vote of the UT Holdings Shares by oral vote, written ballot, execution of written consent or otherwise, Holdings hereby agrees to vote that portion of the UT Holdings Shares which is equal to

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Shareholder's percentage interest in Holdings in accordance with the instructions delivered to Holdings from Shareholder. UT Holdings shall remain the registered owner of the UT Holdings Shares.

            2.3 No Other Rights. This Agreement relates solely to the ability of Shareholder to direct the voting of a portion of the Shares of the Company owned of record by Holdings and a portion of the UT Holdings Shares as specifically set forth in Sections 2.1 and 2.2 above. This Agreement does not relate to any other matter involving Holdings, UT Holdings or Shareholder. Accordingly, nothing in this Agreement shall limit Holdings' right or ability to dispose of any or all of the Shares or any dividends or proceeds received from the Shares or any disposition thereof or to take any other action with respect to any Shares it may hold now or in the future. Nothing in this Agreement shall limit Holdings' right or ability to dispose of any or all of its interest in UT Holdings or any dividends or proceeds received from its interest in UT Holdings or take any other action with respect to its interest in UT Holdings which it may hold now or in the future. Nothing in this Agreement conveys any investment or dispository power over any of the Shares or any of the UT Holdings Shares to Shareholder. Nothing in this Agreement shall limit Shareholder's right or ability to take any action whatsoever with respect to the Shareholder's interest in Holdings.

            2.4 Representation and Warranty. The parties hereby represent and warrant that (a) they have not agreed, in this Agreement or in any other agreement, as to how to vote any of the Shares or the UT Holdings Shares and (b) neither is a party to any arrangement, understanding or agreement with any other person with respect to how to vote any of the Shares or the UT Holdings Shares, except that Holdings has entered into agreements similar to this Agreement with other shareholders of Holdings.

                                      III.

                                      TERM:

            3.1 This Agreement shall continue for one year from the date first written above and shall automatically renew for successive one year terms unless a party gives written notice to the other party that it is terminating the Agreement at least sixty (60) days prior to the end of the then current term. Notwithstanding the foregoing, the Agreement shall terminate automatically on the earlier to occur of the following:

                  (a) Holdings is no longer the record owner of any of the ordinary shares of the Company and the UT Holdings Voting Agreement has terminated; or

                  (b) this Agreement is amended or terminated by a writing duly executed by each party hereto.

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                                      IV.

                                 MISCELLANEOUS:

            4.1 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties and supersedes all previous agreements, promises, representations, understandings and negotiations, whether written or oral, between the parties with respect to the subject matter hereof; none of the terms of this Agreement shall be amended or modified except in writing signed by the parties hereto.

            4.2 Assignment. No party may assign any right or obligation hereunder without the written consent of the other party, except if such assignment arises under a transaction in which the Shareholder is selling its interest in Holdings and the acquiror of such interest becomes a signatory to this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties' respective successors and permitted assigns. Any attempted assignment in violation of this provision shall be void and of no effect.

            4.3 Severability. If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions.

            4.4 Waivers. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

            4.5 Governing Law. This Agreement shall be governed by, and the rights of the parties determined in accordance with, the laws of the British Virgin Islands, the courts of which shall have non-exclusive jurisdiction in relation to any and all matters that result from, arise out of or in connection with, this Agreement.

            4.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [Signature Page Attached]

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                        [VOTING AGREEMENT SIGNATURE PAGE]

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

PTR Holdings Inc.,                          [See Schedule 1 hereto for names of
a British Virgin Islands company            shareholders]

By: /s/ IAN WHITECOURT                      By: /s/
    ---------------------------                 --------------------------
    Authorized Signatory                        Authorized Signatory

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                         Schedule 1 to Voting Agreement

Names of Shareholders

R.I. MacFarlane Investments NV
P. Thorrington-Smith Investments NV